Exhibit 2.2

FORM OF SHAREHOLDER SUPPORT AGREEMENT

This Shareholder Support Agreement, dated as of December 14, 2020 (this “Agreement”), is entered into by and among Anchiano Therapeutics Ltd., an Israeli limited company (the “Parent”) each of the shareholders of Chemomab Ltd. (“Company”) listed on Schedule I hereto (the “Shareholders”) and solely for purposes of Section 4.7, Company.

W I T N E S S E T H:

WHEREAS, Parent, CMB Acquisition Ltd., a company organized under the laws of the State of Israel and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company are concurrently with this Agreement entering into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Merger Agreement”), pursuant to which, among other things, at the Effective Time, Merger Sub will merge with and into the Company, with the Company continuing as the Surviving Company and a wholly owned subsidiary of Parent (the “Merger”) on the terms and subject to the conditions set forth in the Merger Agreement and in accordance with the provisions of Sections 314-327 of the Companies Law 5759-1999 of the State of Israel (together with the rules and regulations promulgated thereunder, the “Companies Law”);

WHEREAS, the Board of Directors of Company approved, inter alia, the entry into the Agreement;

WHEREAS, each Shareholder, as of the date hereof, holds or Beneficially Owns its Existing Shares; and

WHEREAS, as a condition and material inducement to the Parent’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the Shareholders have agreed to enter into this Agreement, pursuant to which the Shareholders are agreeing, among other things, to vote all of their Covered Shares in accordance with the terms of this Agreement;

WHEREAS, as a condition and material inducement to Company’s willingness to enter into the Merger Agreement and to consummate the transactions contemplated thereby, including the Merger, the shareholders of the Parent have agreed to enter into a shareholders voting and support agreement with terms identically (other than matters that are being voted in the respective shareholders meeting) set forth to this Agreement;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

ARTICLE I

GENERAL

Section 1.1      Defined Terms. Each of the following capitalized terms, as used in this Agreement, shall have the meaning set forth below next to such term. Each capitalized term used but not otherwise defined in this Agreement shall have the meaning ascribed thereto in the Merger Agreement.

(a)            “Beneficial Ownership” (including, with correlative meanings, the term “Beneficially Own”) has the meaning ascribed to such term in Rule 13d-3 under the Exchange Act, and a Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule (in each case, irrespective of whether or not such Rule is actually applicable in such circumstances).

(b)            “Company Shares” means Ordinary Shares, nominal (par) value NIS 0.01 per share, of the Company, Series A Preferred Shares of the Company, nominal (par) value NIS 0.01 per share, of the Company, Series B Preferred Shares of the Company, nominal (par) value NIS 0.01 per share, of the Company and Series C Preferred Shares of the Company, nominal (par) value NIS 0.01 per share, of the Company.

(c)            “Covered Shares” means each Shareholder’s Existing Shares, together with any Company Shares or other voting share capital of Company issuable upon the conversion, exercise or exchange of securities that are, as of the relevant date, convertible into or exercisable or exchangeable for Company Shares or other voting share capital of Company, and any other Company Shares or other voting share capital of Company, in each case that such Shareholder has or acquires Beneficial Ownership of on or after the date hereof and prior to the termination of this Agreement (including by means of purchase, dividend or distribution, or upon the exercise of any stock options, warrants or other rights).

(d)            “Existing Shares” means the Company Shares Beneficially Owned by such Shareholder as of the date hereof. Each Shareholder represents and warrants that all of the Existing Shares owned by such Shareholder are as set forth in Exhibit B hereto.

(e)            “Expiration Date” means any date upon which the Merger Agreement is validly terminated (for any reason) in accordance with its terms.

(f)            “Lock-Up Agreement” means the Lock-Up Agreement, dated of even date herewith, being entered into by each of the shareholders individually in favor of the Parent.

(g)            “Permitted Transfer” means a Transfer of Covered Shares by any Shareholder to a Permitted Transferee, provided that (i) the transferee remains a Permitted Transferee of such Shareholder at all times following such Transfer until the termination of this Agreement in accordance with Section 5.1 hereof; provided further, that prior to the effectiveness of such Transfer (A) written notice of such Transfer is delivered to Parent in accordance with Section 5.4, and (B) such transferee executes and delivers to the Parent a joinder to this Agreement in the form attached hereto as Exhibit A, pursuant to which such transferee agrees to assume all of such Shareholder’s obligations hereunder in respect of the securities subject to such Transfer and to be bound by the terms of this Agreement, with respect to the securities subject to such Transfer, to the same extent as such Shareholder is bound hereunder and to make each of the representations and warranties in respect of the securities Transferred as such Shareholder shall have made hereunder (the “Joinder Agreement”).

(h)            “Permitted Transferee” shall have the definition set forth in the Lock-Up Agreement.

(i)            “Transfer” means, directly or indirectly, to sell, transfer, assign, pledge, encumber, hypothecate, convey any legal or beneficial interest in, or otherwise dispose of (by merger (including by conversion into securities or other consideration), by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise), either voluntarily or involuntarily, or to enter into any Contract or other arrangement or understanding with respect to the voting of or sale, transfer, assignment, pledge, encumbrance, hypothecation, conveyance of any direct or indirect legal or beneficial interest in, or other disposition of (by merger, by tendering into any tender or exchange offer, by testamentary disposition, by operation of Law or otherwise) the Covered Shares.

ARTICLE II

VOTING

Section 2.1      Agreement to Vote.

(a)            Each Shareholder hereby irrevocably and unconditionally agrees that during the period beginning on the date hereof and ending upon the termination of this Agreement in accordance with its terms, at any meeting of the Company Shareholders, however called, including any adjournment or postponement thereof, and in connection with any action proposed to be taken by written consent of the Company Shareholders, such Shareholder shall, in each case, to the fullest extent that such matters are submitted for the vote or written consent of the Company Shareholders and that the Covered Shares are entitled to vote thereon or consent thereto:

(i)            appear at each such meeting or otherwise cause all of its Covered Shares to be counted as present for purposes of calculating a quorum; and

(ii)            vote (or cause to be voted), in person or by proxy, or deliver (or cause to be delivered) a written consent (if legally valid) covering, all of its Covered Shares (A) in favor of (1) the approval of the Merger and the other transactions contemplated by the Merger Agreement; (2) any action in connection with the Merger and the Contemplated Transactions; or (3) any proposal to adjourn or postpone to a later date any meeting of the Company Shareholders at which any of the foregoing matters of this Section 2.1(a)(ii) are submitted for consideration and vote of the Company Shareholders if there are not sufficient votes for approval of any such matters on the date on which the meeting is held, and (B) against (1) any Acquisition Proposal or Acquisition Inquiry; (2) any other action, proposal, transaction or agreement involving Company that is intended or would reasonably be expected to have the effect of frustrating the purposes of the Merger or preventing, impeding, interfering with, delaying, postponing or impairing the ability of the Company, Parent or Merger Sub to consummate the Merger or any other transaction contemplated by the Merger Agreement; or (3) any action or Contract that would be expected to result in any condition to the consummation of the Merger set forth in Sections 6, 7 or 8 of the Merger Agreement not being fulfilled on or prior to the Termination Date. No Shareholder shall enter into any Contract with any Person prior to the termination of this Agreement to vote in any manner inconsistent herewith.

(b)            Any vote required to be cast or consent required to be executed pursuant to this Section 2.1 shall be cast (or consent shall be given if legally valid) by such Shareholder in accordance with such procedures relating thereto so as to ensure that it is duly counted, including for purposes of determining whether a quorum is present.

(c)            Except as explicitly set forth in this Section 2.1, nothing in this Agreement shall limit the right of each Shareholder to vote (including by executing and delivering a written consent of the Company Shareholders) in favor of, against or abstain with respect to any other matters presented to the Company Shareholders.

(d)            The obligations of each Shareholder specified in this Section 2.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Company of any Acquisition Proposal, Acquisition Inquiry or by any Company Board Adverse Recommendation Change.

Section 2.2      Grant of Irrevocable Proxy; Appointment of Proxy.

(a)            From and after the date hereof until the Expiration Date, each Shareholder hereby irrevocably and unconditionally grants to, and appoints, the Parent as such Shareholder’s proxy and attorney-in-fact (with full power of substitution) in accordance with the Companies Law, for and in the name, place and stead of such Shareholder, to attend any and all meetings of the Company Shareholders and to vote or cause to be voted (including by proxy or written consent, if applicable) the Covered Shares in accordance with this Agreement; provided that each Shareholder’s grant of the proxy contemplated by this Section 2.2 shall be effective if, and only if, such Shareholder has failed to act in accordance with such Shareholder’s obligations as to voting pursuant to Section 2.1 of this Agreement by delivering to Company (i) at least 5 business days prior to the meeting at which any of the matters described in Section 2.1 are to be considered, a duly executed irrevocable proxy card directing that the Covered Shares of such Shareholder be voted in accordance with this Agreement, or (ii) if earlier, a duly executed written consent in accordance with this Agreement, within seven (7) days of the date on which such action by written consent is being taken.

(i)            Each Shareholder hereby represents that any proxies heretofore given in respect of the Covered Shares, if any, are revocable, and hereby revokes all such proxies.

(ii)            Each Shareholder hereby affirms that the irrevocable proxy set forth in Section 2.2, if it becomes effective, is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of such Shareholder under this Agreement. The parties hereby further affirm that the irrevocable proxy, if it becomes effective, is coupled with an interest and is intended to be irrevocable until the Expiration Date, at which time it will terminate automatically, at which time any underlying appointment shall automatically be revoked and rescinded and of no force and effect, in each case without further action by any party. The proxy granted by the Shareholders herein shall survive the dissolution, bankruptcy, death or incapacity of any Shareholder. If for any reason any proxy granted herein is not irrevocable after it becomes effective, then the Shareholder granting such proxy agrees, until the Expiration Date, to vote, or to cause the holder of record on any applicable record date to vote, the Covered Shares in accordance with this Agreement. The parties agree that the foregoing is a voting agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.1      Representations and Warranties of Each Shareholder. Each Shareholder hereby represents and warrants to Parent and the Company, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a)            Authorization. Such Shareholder has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by such Shareholder of this Agreement, the performance by it of its obligations hereunder and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of such Shareholder and no other actions or proceedings on the part of such Shareholder are necessary to authorize the execution and delivery by it of this Agreement, the performance by it of its obligations hereunder or the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by such Shareholder and, assuming this Agreement constitutes a valid and binding obligation of Parent, constitutes a legal, valid and binding obligation of such Shareholder, enforceable against it in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).

(b)            Ownership. Such Shareholder’s Existing Shares are, and all Covered Shares of such Shareholder from the date hereof through and on the Closing Date will be, Beneficially Owned and owned of record by such Shareholder or by a Permitted Transferee. Such Shareholder has good and valid title to such Shareholder’s Existing Shares, free and clear of any Encumbrances (except for transfer restrictions arising under securities Laws). Other than the Existing Shares, as of the date hereof such Shareholder does not Beneficially Own or own of record: (i) any securities of Company convertible into or exchangeable or exercisable for shares of the share capital or other voting securities or equity interests of Company; (ii) any warrants, calls, options or other rights to acquire from Company any share capital, voting securities, equity interests or securities convertible into or exchangeable or exercisable for share capital or voting securities of Company, or any stock appreciation rights; (iii) “phantom” stock rights, performance units or other rights to receive Company Shares (or cash or other economic benefit in respect thereof) on a deferred basis; or (iv) other rights that are linked to the value of Company Shares. As of the date hereof, such Shareholder’s Existing Shares constitute all of the Company Shares Beneficially Owned or owned of record by such Shareholder. Such Shareholder has and will have at all times through the Effective Time sole voting power (including the right to control such vote as contemplated herein), sole power of disposition, sole power to issue instructions with respect to the matters set forth in ARTICLE II and sole power to agree to all of the matters set forth in this Agreement, in each case with respect to all of such Shareholder’s Existing Shares and with respect to all of the Covered Shares owned by such Shareholder at all times through the Effective Time. Each Shareholder hereby represents that all proxies, powers of attorney, instructions or other requests given by such Shareholder prior to the execution of this Agreement in respect of the voting of such Shareholder’s Covered Shares, if any, are revocable by such Shareholder at any time.

(c)            No Violation. The execution, delivery and performance of this Agreement by such Shareholder does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i)            violate, conflict with or result in the breach of any provision of the Organizational Documents of such Shareholder;

(ii)            violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which such Shareholder is a party or by which it is bound;

(iii)            require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Body (except for filings, if any, under the Exchange Act, the Israeli Securities Law, 5728-1968 or the Companies Law); or

(iv)            violate or conflict with any Law applicable to such Shareholder or by which any of such Shareholder’s assets or properties is bound.

Except under the Organizational Documents of Company, such Shareholder’s Existing Shares are not, with respect to the voting or Transfer thereof, subject to any other Contract (other than a Contract for Transfer of Existing Shares to a Permitted Transferee), including any voting agreement, shareholders agreement, irrevocable proxy or voting trust.

(d)            Absence of Litigation. There is no Legal Proceeding pending or, to the knowledge of such Shareholder, threatened by, against, involving or affecting such Shareholder or the Covered Shares that would reasonably be expected to impair the ability of such Shareholder to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

(e)            Reliance by the Parent. Such Shareholder understands and acknowledges that the Parent is entering into the Merger Agreement in reliance upon the execution and delivery of this Agreement by such Shareholder and the representations, warranties, covenants and agreements of such Shareholder contained herein and that the same are a material inducement thereto. Such Shareholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated by the Merger Agreement.

(f)            Independent Advice. Such Shareholder has carefully reviewed the Merger Agreement, the other documentation relating to the Merger and other transactions contemplated in the Merger Agreement referred to therein and this Agreement, and has had an opportunity to discuss the Merger Agreement, such other documentation and this Agreement with an attorney of his, her or its own choosing.

Section 3.2            Representations and Warranties of the Parent. The Parent hereby represents and warrants to the Shareholders, as of the date hereof, and at all times during the term of this Agreement, as follows:

(a)            Authorization. The Parent has the power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by the Parent of this Agreement, the performance by the Parent of its obligations hereunder and the consummation by the Parent of the transactions contemplated hereby have been duly and validly authorized by all necessary action on the part of the Parent and no other actions or proceedings on the part of the Parent are necessary to authorize the execution and delivery by the Parent of this Agreement, the performance by the Parent of its obligations hereunder or the consummation by the Parent of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Parent and, assuming this Agreement constitutes a valid and binding obligation of the other parties hereto, constitutes a legal, valid and binding obligation of the Parent, enforceable against the Parent in accordance with its terms (except to the extent that enforceability may be limited by the Enforceability Exceptions).

(b)            No Violation. The execution, delivery and performance of this Agreement by the Parent does not and will not, and the consummation of the transactions contemplated hereby and the compliance with the provisions hereof do not and will not (in each case, whether with or without notice or lapse of time, or both):

(i)            violate, conflict with or result in the breach of any provision of the Organizational Documents of the Parent;

(ii)            violate, conflict with or result in the breach of any of the terms or conditions of, result in any (or the right to make any) modification of or the cancellation or loss of a benefit under, require any notice, consent or action under, or otherwise give any Person the right to terminate, accelerate obligations under or receive payment or additional rights under, or constitute a default under, any Contract to which the Parent is a party or by which the Parent is bound;

(iii)            require any consent of, approval, authorization or permit of, filing with or license from or registration, declaration or notification to any Governmental Entity (except for filings, if any, under the Exchange Act, the Israeli Securities Law, 5728-1968 or the Companies Law); or

(iv)            violate or conflict with any Law applicable to the Parent or by which any of the Parent’s assets or properties is bound.

(c)            Absence of Litigation. There is no Legal Proceeding pending or, to the knowledge of the Parent, threatened by, against, involving or affecting the Parent that would reasonably be expected to impair the ability of the Parent to perform its obligations hereunder or to consummate the transactions contemplated hereby on a timely basis.

ARTICLE IV

OTHER COVENANTS

Section 4.1      No Solicitation. Each Shareholder shall not (a) engage or participate in, or knowingly facilitate, any discussions or negotiations regarding any Acquisition Proposal of Company, (b) furnish to any Person other than the Company or Parent any non-public information that could reasonably be expected to be used for the purposes of formulating any Acquisition Proposal of the Company, or (c) enter into any letter of intent, agreement in principle or other similar type of agreement relating to any Acquisition Proposal of Company. If prior to the Expiration Date, any Shareholders receives an Acquisition Proposal, then such Shareholder will promptly notify the Company.

Section 4.2      Prohibition on Transfers; Other Actions. During the term of this Agreement, each Shareholder hereby agrees not to (a) Transfer any of the Covered Shares, Beneficial Ownership thereof or any other interest therein (including by tendering into a tender or exchange offer), unless such Transfer is a Permitted Transfer; (b) grant any proxy, consent or power of attorney with respect to any of the Covered Shares or deposit any of the Covered Shares into a voting trust or enter into a voting agreement, voting trust or arrangement with respect to any such Covered Shares; (c) take any other action that would or would reasonably be expected to make any representation or warranty contained in this Agreement untrue or incorrect or that would or would reasonably be expected to restrict or otherwise adversely affect the performance of or have the effect of preventing or disabling such Shareholder from performing any of its obligations under this Agreement; or (d) commit or agree (whether or not in writing) to take any of the actions prohibited by the foregoing clause (a), (b) or (c). Any Transfer or other action in violation of this provision shall be void ab initio. It is hereby clarified that if any involuntary Transfer of any of the Covered Shares shall occur (such as in the case of appointment of a receiver to Shareholder’s assets as part of bankruptcy proceedings), the transferee (which term, as used herein, shall include the initial transferee and any and all subsequent transferees of the initial transferee) shall take and hold such Covered Shares subject to all of the restrictions, liabilities and rights under this Agreement, which shall continue in full force and effect until the valid termination of this Agreement. During the term of the Agreement, Company shall not recognize and shall issue stop-transfer instructions to its transfer agent (if relevant) with respect to any sale, pledge, or transfer, except upon the conditions specified in this Agreement. A transferring Shareholder will cause any proposed transferee of the Covered Shares pursuant to a Permitted Transfer to agree to take and hold such securities subject to the provisions and upon the conditions specified in this Agreement.

Section 4.3      Share Dividends, etc. In the event of a share split, share dividend or distribution (including any dividend or distribution of securities convertible into Company Shares), or any change in the Company Shares by reason of any split-up, reverse share split, recapitalization, reorganization, combination, reclassification, reincorporation, exchange of shares or the like, the terms “Existing Shares” and “Covered Shares” shall be deemed to refer to and include such shares as well as all such share dividends and distributions and any securities into which or for which any or all of such shares may be changed or exchanged or which are received in such transaction.

Section 4.4      Public Announcements. Except as required by applicable Law (in which case the Shareholders shall use reasonable best efforts to allow the Parent reasonable time to comment on such announcement and shall consider in good faith any comments provided by the Parent), no public announcements by the Shareholders regarding this Agreement, the transactions contemplated hereby, the Merger Agreement or the transactions contemplated thereby are permitted. Each Shareholder (a) to the extent such consent or authorization of Shareholder is required, consents to and authorizes the publication and disclosure by Parent, the Company and their respective affiliates of such Shareholder’s identity and holding of the Covered Shares and the nature of its commitments and obligations under this Agreement in any announcement or disclosure required (in the opinion of the Parent’s counsel) by the SEC, the Israel Securities Authority or any other Governmental Body or the rules or regulations of any applicable securities exchange (including Nasdaq); (b) agrees as promptly as practicable to give to Parent and the Company any information that it may reasonably require for the preparation of any such announcement or disclosure documents; and (c) agrees to promptly notify Parent and the Company of any required corrections with respect to any written information supplied by it specifically for use in any such disclosure document, if any, to the extent that any shall be or have become false or misleading, in any material respect.

Section 4.5      Further Assurances. Each Shareholder agrees, from time to time, at the request of the Parent and without further consideration, to execute and deliver such additional documents and take all such further action as may be reasonably required to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 4.6      Acquisition of Covered Shares. Each Shareholder agrees that any additional Covered Shares acquired by such Shareholder after the date of this Agreement and prior to the Expiration Date (including through the exercise of any Company options or otherwise) shall automatically be subject to the terms of this Agreement as though owned by such Shareholder on the date hereof. Each Shareholder hereby agrees to notify the Company in writing as promptly as practicable (and in any event within one Business Day of receipt following such acquisition by such Shareholder) of the number of any additional Covered Shares or other securities of Company of which the Shareholder acquires Beneficial Ownership on or after the date hereof.

Section 4.7      Waiver and Release. Subject to the consummation of the Merger and any rights under the Merger Agreement and without derogating from any rights under the Merger Agreement and its related agreements and from any directors and officer indemnification agreements, each of Company and Shareholder, respectively, voluntarily and unconditionally, on its own behalf, releases and forever discharges Company and its subsidiaries and Shareholder, respectively, and any and all Persons in their actions/omissions on their behalf, their current and former affiliates and representatives (including their respective predecessors, successors and assigns) from any and all actions, causes of action, claims, demands, suits, debts, obligations, losses, liabilities of whatsoever kind or nature, whether known or unknown and whether in law, arbitration, equity or otherwise, relating to Company and/or each of its current and former subsidiaries (except for rights and obligations under the Merger Agreement and its related agreements) that arise out of acts, events, conditions or omissions occurring or existing from the time Company was formed to and including the Effective Time, but excluding claims as an employee of Company or a subsidiary thereof, to the extent such Shareholder is an employee, provided however, that (i) such Shareholder’s release and discharge shall not apply in respect of any party (such party under this subsection not being the Company and/or its subsidiaries) who makes, whether directly or indirectly, a claim against the Shareholder and/or any related person thereof (including current and former employees, affiliates, representatives etc.) and (ii) each party shall be released from the release under this Section 4.7 if the other party breaches this Section.

ARTICLE V

MISCELLANEOUS

Section 5.1      Termination. This Agreement shall remain in effect until the earliest to occur of (a) the Expiration Date and (b) the Effective Time; provided, however, that the provisions of this ARTICLE V shall survive any termination of this Agreement. Neither the provisions of this Section 5.1 nor the termination of this Agreement shall relieve any party hereto from any liability of such party to any other party arising out of or in connection with a breach of this Agreement incurred prior to such termination or expiration. For the avoidance of doubt, in the event this Agreement is terminated prior to the Effective Time, any consent or other document executed pursuant hereto shall be deemed null and void and shall have no further effect.

Section 5.2      No Ownership Interest. Nothing contained in this Agreement shall be deemed to vest in the Parent or any other Person any direct or indirect ownership or incidence of ownership of or with respect to any Covered Shares. All rights, ownership and economic benefits of and relating to the Covered Shares shall remain vested in and belong to each respective Shareholder, and neither the Parent nor any other Person shall have any authority to direct such Shareholder in the voting or disposition of any of the Covered Shares, except as otherwise expressly provided herein.

Section 5.3      Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such costs and expenses, whether or not the Merger is consummated.

Section 5.4      Notices. All notices, consents and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by hand delivery, by prepaid overnight courier (providing written proof of delivery) or by confirmed electronic mail, addressed as follows:

if to the Parent, to:

Anchiano Therapeutics Ltd.

One Kendall Square

Building 1400E, Suite 14-105

Cambridge, MA 02139, USA

Attention: Neil Cohen
Email:

with a copy to (which shall not constitute notice):

Cooley (UK) LLP

69 Old Broad Street

London EC2M 1QS, UK

Attention: Michal Berkner

Email: mberkner@cooley.com

and

Goldfarb Seligman & Co.

Ampa Tower

98 Yigal Alon Street

Tel Aviv 6789141, Israel

Attention: Aaron M. Lampert

Email: aaron.lampert@goldfarb.com

if to the Shareholders, to the address set forth in the signature page hereto.

Any notice received at the addressee’s location on any Business Day after 5:00 p.m., addressee’s local time, or on any day that is not a Business Day will be deemed to have been received at 9:00 a.m., addressee’s local time, on the next Business Day. From time to time, any party hereto may provide notice to the other parties of a change in its address through a notice given in accordance with this Section 5.4, except that notice of any change to the address or any of the other details specified in or pursuant to this Section 5.4 will not be deemed to have been received until, and will be deemed to have been received upon, the later of the date that is (a) specified in such notice; or (b) five Business Days after such notice would otherwise be deemed to have been received pursuant to this Section 5.4. The inability to deliver because of changed address of which no notice is given will be deemed to be receipt of the notice as of the date of such inability to deliver.

Section 5.5      Interpretation. The words “hereof,” “herein,” “hereby,” “hereunder” and “herewith” and words of similar import shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References to articles, sections, paragraphs, exhibits, annexes and schedules are to the articles, sections and paragraphs of, and exhibits, annexes and schedules to, this Agreement, unless otherwise specified, and the headings in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the phrase “without limitation.” Words describing the singular number shall be deemed to include the plural and vice versa, words denoting any gender shall be deemed to include all genders, words denoting natural persons shall be deemed to include business entities and vice versa and references to a Person are also to its permitted successors and assigns. The term “or” is not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” Any Law or agreement defined or referred to herein or in any agreement or instrument that is referred to herein shall mean such Law or agreement as from time to time amended, modified or supplemented, including (in the case of statutes) by succession of comparable successor Laws (provided that for purposes of any representations and warranties contained in this Agreement that are made as of a specific date or dates, references to any statute or agreement shall be deemed to refer to such statute or agreement, as amended, and to any rules or regulations promulgated thereunder, in each case, as of such date).

Section 5.6      Counterparts. This Agreement and any amendments hereto may be executed in one or more identical counterparts, all of which will be considered one and the same agreement and will become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties, it being understood that all parties need not sign the same counterpart. Any such counterpart, to the extent delivered electronically will be treated in all manners and respects as an original executed counterpart and will be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. No party hereto may raise the use of electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of electronic delivery, as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 5.7      Entire Agreement. This Agreement and the documents and instruments and other agreements among the parties as contemplated by or referred to herein or therein constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

Section 5.8      Governing Law; Consent to Jurisdiction

(a)            This Agreement and any dispute, controversy or claim arising out of, relating to or in connection with this Agreement, the negotiation, execution, existence, validity, enforceability or performance of this Agreement, or for the breach or alleged breach hereof (whether in contract, in tort or otherwise) shall be governed by and construed and enforced solely in accordance with the Laws of the State of Israel, without giving effect to any choice of Law or conflict of Law provision or rule (whether of the State of Israel or otherwise) that would cause the application of the Laws of any jurisdiction other than the State of Israel.

(b)            Each of the parties (i) irrevocably consents to the service of statement of claim and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 5.4 or in such other manner as may be permitted by Applicable Law, and nothing in this Section 5.8 shall affect the right of any party to serve legal process in any other manner permitted by Applicable Law, (ii) irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court located in Tel Aviv-Jaffa, Israel, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and (iii) irrevocably and unconditionally (A) agrees not to commence any such action or proceeding except in any competent court located in Tel Aviv-Jaffa, Israel, (B) agrees that any claim in respect of any such action or proceeding may be heard and determined in any competent court located in Tel Aviv-Jaffa, Israel, (C) waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any such action or proceeding in such courts, and (D) waives, to the fullest extent permitted by Law, and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(c)            Each party hereto irrevocably consents to the service of process in any Legal Proceeding with respect to this Agreement and the transactions contemplated by this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto made by mailing copies thereof by registered mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 5.4 and such service of process shall be sufficient to confer personal jurisdiction over such party in such Legal Proceeding and shall otherwise constitute effective and binding service in every respect.

Section 5.9      Specific Performance. The Shareholders hereby acknowledge and agree that the Parent will suffer irreparable damage in the event that any of the obligations of the Shareholders in this Agreement are not performed in accordance with its specific terms or if the Agreement is otherwise breached by the Shareholders and that money damages, even if available, would not be an adequate remedy therefor. Accordingly, each Shareholder agrees that the Parent shall be entitled to specific performance, an injunction, restraining order and/or such other equitable relief, in addition to any other rights and remedies existing in its favor at law or in equity, as a court of competent jurisdiction may deem necessary or appropriate to enforce its rights and such Shareholder’s obligations hereunder (without posting of bond or other security). The Shareholders agree not to raise any objection or legal or equitable defense to the availability of any equitable remedy that the Parent may have in respect of this Agreement. These injunctive remedies are cumulative and in addition to any other rights and remedies the Parent may have at law or in equity. In the event the Parent seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, the Parent shall not be required to provide any bond or other security in connection with any such order or injunction.

Section 5.10      Amendment; Waiver. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the parties. Any party hereto may, to the extent permitted by Law, waive compliance with any of the agreements or conditions for the benefit of such party contained herein if such waiver is set forth in an instrument in writing signed on behalf of such party. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 5.11      Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances will be interpreted so as reasonably to effect the intent of the parties. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 5.12      Assignment; Successors; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior written consent of the other parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by and against the parties and their respective permitted successors and assigns. Any attempted assignment in violation of this Section 5.12 shall be null and void ab initio. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

Section 5.13      Shareholder Capacity. The parties acknowledge that this Agreement is entered into by each Shareholder solely in his or its capacity as the record or Beneficial Owner of such Shareholder’s Company Shares and nothing in this Agreement restricts or limits any action taken by such Shareholder in his capacity as a director or officer of Company. The taking of any action (or failure to act) by any Shareholder in his capacity as an officer or director of Company will not be deemed to constitute a breach of this Agreement.

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IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.

PARENT:
ANCHIANO THERAPEUTICS LTD.

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.

COMPANY:

[Solely for purposes of Section 4.7]

CHEMOMAB LTD.

By:
Name:
Title:

[Signature Page to Shareholder Support Agreement]

IN WITNESS WHEREOF, the parties have caused to be executed and delivered or executed and delivered this Shareholder Support Agreement as of the date first written above.

SHAREHOLDERS:

[ ]

By:
Name:
Title:

Address for notices:

[SHAREHOLDERS]
[ ]
[ ]

Attention: [ ]
Email: [ ]

with copies (which shall not constitute notice) to:

[ ]
[ ]

Attention: [ ]
Email: [ ]

[Signature Page to Shareholder Support Agreement]

SCHEDULE I

EXHIBIT A

FORM OF JOINDER AGREEMENT

The undersigned is executing and delivering this Joinder Agreement pursuant to that certain Shareholder Support Agreement, dated as of [•], 2020 (as amended, restated, supplemented or otherwise modified in accordance with the terms thereof, the “Shareholder Support Agreement”) by and between Anchiano Therapeutics Ltd., an Israeli limited company, and each of the shareholders of Chemomab Ltd., an Israeli limited company (“Company”), listed on Schedule I thereto (the “Shareholders”). Each capitalized term used but not defined in this Joinder Agreement shall have the respective meaning ascribed to such term in the Shareholder Support Agreement.

By executing and delivering this Joinder Agreement to the Shareholder Support Agreement, the undersigned hereby (i) adopts and approves the Shareholder Support Agreement, (ii) assumes and agrees to comply with all of the Shareholder’s obligations under the Shareholder Support Agreement in respect of the securities subject to the applicable Transfer and (iii) agrees, effective commencing on the date hereof and as a condition to the Transfer, to become a party to, and to be bound by and comply with the provisions of, the Shareholder Support Agreement applicable to the Shareholders, in the same manner as if the undersigned were an original signatory to the Shareholder Support Agreement.

The undersigned hereby (i) represents and warrants that, pursuant to this Joinder Agreement and the Shareholder Support Agreement, it is a Permitted Transferee under the Shareholder Support Agreement and (ii) makes all of the representations and warranties set forth in Article 3 of the Shareholder Support Agreement, mutatis mutandis.

The undersigned acknowledges and agrees that the provisions of ARTICLE V of the Shareholder Support Agreement are incorporated herein by reference, mutatis mutandis.

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Accordingly, the undersigned have executed and delivered this Joinder Agreement as of the _____ day of _______, _______.

PERMITTED TRANSFEREE

Name:

Notice Information

Address:
Phone:
Email:

EXHIBIT B

EXISTING SHARES

[To come]

B-1